FORM 51-102F3

MATERIAL CHANGE REPORT UNDER
NATIONAL INSTRUMENT 51-102

Item 1. - Reporting Issuer:

Goldcorp Inc.
145 King Street West
Suite 2700
Toronto, Ontario
M5H 1J8

Item 2. - Date of Material Change:

February 14, 2005 and February 17, 2005

Item 3. - Press Release:

A news release with respect to the material change referred to in this report was issued on February 14, 2005, a copy of which is attached as Appendix "A". A subsequent news release with respect to the material change referred to in this report was issued on February 18, 2005, a copy of which is attached as Appendix "B".

Item 4. - Summary of Material Change:

Goldcorp Inc. ("Goldcorp") announced on February 14, 2005 that the two-thirds minimum tender condition in the take-over bid offer (the "Goldcorp Offer") by Goldcorp and its wholly-owned subsidiary, Goldcorp Acquisition ULC, for all of the outstanding common shares of Wheaton River Minerals Ltd. ("Wheaton River") has been satisfied. Goldcorp and Goldcorp Acquisition ULC took up all Wheaton River common shares ("Wheaton Shares") that were deposited prior to 5:00 p.m. (Vancouver time) on February 14, 2005. On February 17, 2005, Goldcorp paid for 403,165,952 Wheaton Shares, representing approximately 70% of the issued and outstanding Wheaton Shares, by issuing approximately 100,791,488 Goldcorp common shares to the shareholders of Wheaton River ("Wheaton Shareholders") who so deposited their Wheaton Shares. Additionally, Goldcorp announced that it had extended the Goldcorp Offer expiry time to 5:00 p.m. (Toronto time) on February 28, 2005 to give the remaining Wheaton Shareholders additional time to tender their Wheaton Shares.

Given that all of the conditions of the Goldcorp Offer had been satisfied, Goldcorp shareholders of record at the close of business on February 16, 2005 will receive, on February 28, 2005, a special cash dividend of US$0.50 per common share of Goldcorp, which was previously announced on February 8, 2005.

Item 5. - Full Description of Material Change:

See the press release dated February 14, 2005 attached as Appendix "A" and the press release dated February 18, 2005 attached as Appendix "B" for a full description of the material change. For additional information, please see the Notice of Extension and Subsequent Offering Period dated February 14, 2005 filed on SEDAR.

2.

Item 6. - Reliance on Section 7.1(2) or (3) of National Instrument 51-102:

N/A

Item 7. - Omitted Information:

N/A

Item 8. - Executive Officer:

Inquiries in respect of the material change referred to herein may be made to:

R. Gregory Laing
Telephone:     (416) 865-4974
Facsimile:        (416) 865-3234
e-mail:              glaing@goldcorp.com

Item 9. - Date of Report:

February 18, 2005.

(Signed)

R. Gregory Laing
Vice President, Legal
Goldcorp Inc.